Exhibit 99.1

Badger Meter Reports Record Fourth Quarter and 2008 Results

MILWAUKEE--(BUSINESS WIRE)--February 4, 2009--Badger Meter, Inc. (NYSE: BMI) today reported record sales, earnings and earnings per share from continuing operations for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter 2008 Highlights

  Net sales from continuing operations were a record $67,646,000 for the fourth quarter of 2008, an 18.3% increase from sales of $57,198,000 for the fourth quarter of 2007.
  Earnings from continuing operations were a record $6,195,000 for the fourth quarter of 2008, up 48.2% from earnings from continuing operations of $4,181,000 for the same period in 2007.
  Net earnings were a record $6,195,000 for the fourth quarter of 2008, a 132.4% increase from earnings of $2,666,000 for the comparable prior period.
  Diluted earnings per share were a record $0.42 for the fourth quarter of 2008, a 133.3% increase from earnings of $0.18 per diluted share for the fourth quarter of 2007.

Full Year 2008 Highlights

  Net sales from continuing operations were a record $279,552,000 for 2008, a 19.1% increase from sales of $234,816,000 in 2007.
  Earnings from continuing operations were a record $25,084,000 for 2008, up 36.4% from earnings from continuing operations of $18,386,000 for the prior year.
  Net earnings were a record $25,084,000 for 2008, a 52.4% increase from net earnings of $16,457,000 for 2007.
  Diluted earnings per share were a record $1.69 for 2008, a 49.6% increase from earnings of $1.13 per diluted share in 2007.

Operations Review

“The record fourth quarter capped what has been an overall excellent year for Badger Meter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. “While our industrial markets were negatively affected by the downturn in the economy, we did not experience any significant impact in 2008 on our utility business, which contributed about 83% of total Badger Meter sales.”

“Higher sales of all three of the advanced meter reading technologies we offer were again a major contributor to the increased fourth quarter sales, as well as our performance for the year. These products include our proprietary ORION® drive-by automatic meter reading (AMR) system and the Itron AMR system, as well as our GALAXY® advanced metering infrastructure (AMI) system. In 2008, we had a full fourth quarter of sales of the ORION system as part of the three-year $39.8 million contract with the city of Chicago, compared to only a partial fourth quarter in 2007. Sales of residential water meters in Mexico and commercial water meters also increased in the fourth quarter,” said Meeusen. “However, sales in all of our industrial product lines were down for the period.”

Meeusen said the company sold its previously closed manufacturing facility in Rio Rico, Arizona, and recognized a pre-tax gain in the fourth quarter of approximately $994,000. The gain from the sale is included in cost of sales for the fourth quarter. Production from the former Rio Rico plant was moved to a new, expanded production facility in Nogales, Mexico in 2006.

“Excluding the gain from the sale of the Rio Rico facility, fourth-quarter margins were basically flat. While the strong utility sales and lower copper prices helped our margins, the increase was offset by product mix, including lower sales of industrial products, which typically have higher margins than our utility meters and systems,” said Meeusen.

He noted that the company invested $7.1 million in research and development in 2008 to continue to develop the flow measurement technologies of the future. “We are pleased with the steady growth of our two newest products, the GALAXY AMI system and the Lo-Profile meter, which provides the same accuracy and performance as our regular water meters in a smaller package that uses one-third less metal,” said Meeusen.

“Our financial position remains very solid. Cash flow remained strong in 2008, our debt to total capitalization ratio was under 20% at year end and we increased our quarterly cash dividend for the 16th consecutive year,” added Meeusen.

“All indications are that 2009 will be a difficult year for the general economy. In addition to the impact we have already seen on our industrial meters and valves, we could begin to see some impact on our water business if the recession deepens. However, we believe the lower copper prices and the strengthening of the U.S. dollar could provide some offsetting benefit, while the need for our products could carry us through the downturn,” Meeusen said.

“We continue to be optimistic about the long-term outlook for Badger Meter. In addition to normal replacements, our business is also driven by the water shortages in the U.S. and the focus of communities on environmental sustainability, which can both be improved through metering. The demand for our metering technologies, including ORION and GALAXY, is driven by our customers’ needs for improved operating efficiency. We believe these market forces will continue to drive our successful business model in the years ahead,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2008 fourth quarter and year-end results on Thursday, February 5, 2009, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0865 and entering the passcode 72101331. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJELVKQ9Q. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Thursday, February 12, by dialing 1-888-286-8010 and entering the passcode 16224401. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (“the Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manual read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products, including the Orion® radio frequency AMR system, the Galaxy® fixed network AMI system and the low profile Recordall® Model LP disc series meter;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manual read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of the current global economic condition, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  changes in the cost and/or availability of needed raw materials and parts, including recent volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity; and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Twelve Months Ended December 31,

	2008	2007
	(unaudited)
Net sales	$279,552,000	$234,816,000
Cost of sales	$181,094,000	$153,418,000
Gross margin	$ 98,458,000	$ 81,398,000
Selling, engineering and administration	$ 57,556,000	$ 50,782,000
Operating earnings	$ 40,902,000	$ 30,616,000
Interest expense	$ 1,347,000	$ 1,291,000
Earnings from continuing operations before
income taxes	$ 39,555,000	$ 29,325,000
Provision for income taxes	$ 14,471,000	$ 10,939,000
Earnings from continuing operations	$ 25,084,000	$ 18,386,000
Loss from discontinued operations,
net of income taxes	$ 0	($1,929,000)
Net earnings	$ 25,084,000	$ 16,457,000
Earnings (loss) per share:
Basic from continuing operations	$ 1.72	$ 1.29
Basic from discontinued operations	$ 0.00	($0.13)
Total basic	$ 1.72	$ 1.16

Diluted from continuing operations	$ 1.69	$ 1.26
Diluted from discontinued operations	$ 0.00	($0.13)
Total diluted	$ 1.69	$ 1.13
Shares used in computation of:
Basic	14,556,357	14,211,330
Diluted	14,837,263	14,616,824

Three Months Ended December 31,

	2008	2007
	(unaudited)
Net sales	$ 67,646,000	$ 57,198,000
Cost of sales	$ 43,494,000	$ 37,257,000
Gross margin	$ 24,152,000	$ 19,941,000
Selling, engineering and administration	$ 14,056,000	$ 12,775,000
Operating earnings	$ 10,096,000	$ 7,166,000
Interest expense	$ 381,000	$ 276,000
Earnings from continuing operations before
income taxes	$ 9,715,000	$ 6,890,000
Provision for income taxes	$ 3,520,000	$ 2,709,000
Earnings from continuing operations	$ 6,195,000	$ 4,181,000
Loss from discontinued operations,
net of income taxes	$ 0	($1,515,000)
Net earnings	$ 6,195,000	$ 2,666,000
Earnings (loss) per share:
Basic from continuing operations	$ 0.42	$ 0.29
Basic from discontinued operations	$ 0.00	($0.10)
Total basic	$ 0.42	$ 0.19

Diluted from continuing operations	$ 0.42	$ 0.28
Diluted from discontinued operations	$ 0.00	($0.10)
Total diluted	$ 0.42	$ 0.18
Shares used in computation of:
Basic	14,671,841	14,343,408
Diluted	14,866,237	14,712,342

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	December 31,	December 31,
	2008	2007
	(unaudited)

Cash	$6,217,000	$8,670,000
Receivables	35,767,000	30,638,000
Inventories	39,315,000	34,094,000
Other current assets	5,230,000	6,532,000

Total current assets	86,529,000	79,934,000

Net property, plant and equipment	61,823,000	54,578,000
Intangible assets, at cost less accumulated amortization	25,030,000	477,000
Other long-term assets	15,018,000	8,354,000
Goodwill	6,958,000	6,958,000

Total assets	$195,358,000	$150,301,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$19,670,000	$13,582,000
Payables	13,230,000	11,363,000
Accrued compensation and employee benefits	8,714,000	5,988,000
Other liabilities	9,175,000	10,276,000

Total current liabilities	50,789,000	41,209,000

Deferred income taxes	133,000	244,000
Long-term employee benefits and other	27,909,000	13,750,000
Long-term debt	5,504,000	3,129,000
Shareholders’ equity	111,023,000	91,969,000

Total liabilities and shareholders’ equity	$195,358,000	$150,301,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702